Exhibit 99.1

FOR IMMEDIATE RELEASE Monday July 21, 2003	CONTACT:	PHIL SMITH Chairman of the Board TASER International, Inc. (480) 905-2005

TASER International, Inc. Reports Record Second Quarter Financial Results

Company achieves 50% year to date product revenue growth with 150% growth in year-to-date basic earnings per share and 220% growth in diluted earnings per share

SCOTTSDALE, AZ, July 21, 2003 — TASER International, Inc. (Nasdaq: TASR and TASRW) today reported that net sales for the second quarter of 2003 were a record $4.2 million with basic and diluted earnings per share of $0.12 and $0.10 respectively. This represents revenue growth of 53% over the $2.7 million reported in the second quarter of 2002, and net income growth of 331% over the second quarter of 2002. Net sales for the first half of 2003 increased 48.5% to $7.6 million, from the $5.1 million reported as of June 30, 2002, with product sales increasing 50% for the same period. The 1.3% decline in year-to-date sales associated with the research funding from the Office of Naval Research was due to the shift of internal resources toward completion of the Company’s newest product, the TASER X26 conducted energy weapon. The increase in net sales contributed toward basic and diluted earnings per share of $0.20 and $0.16 respectively for the first six months of 2003.

“We are excited to see our quarterly product revenues tracking with our 2003 projections. To date, the orders received for our ADVANCED TASER M26 products, and the new X26 weapon have exceeded unit forecasts. In addition to shipping orders totalling $4.2 million during our second quarter, we also received another $1.7 million of product orders, that we expect to ship by the end of the third quarter as finished units become available. This backlog, coupled with an additional $950,000 of new orders received in the first two weeks of July, primarily for the M26 product line, will help the Company maintain revenue growth through the third quarter, which is historically our weakest reporting period,” stated Rick Smith, CEO of TASER International, Inc.

Mr. Smith continued, “We are continuing to see market momentum build in the law enforcement communities around the world. As of June 30, 2003, there are 2,766 departments deploying or testing our weapon systems, representing more than 17% of the law enforcement agencies across the United States. We have pilot programs running in the United Kingdom, Australia and Germany, and we are well accepted across the country of Canada. Further, we have 236 police departments committed to deploy one TASER brand weapon for each of their line level officers, and, we are experiencing increased interest in the sectors of security including the U.S. Military, correctional facilities, the transportation industry, and other smaller niches like hospital and educational facilities.

During the second quarter of 2003, we also saw a dramatic increase in the number of test and evaluation units requested by new departments,” stated Smith. “As of June 30, 2003, 605 agencies were in the process of evaluating our TASER products for implementation. This is an increase of 403 departments, or 200% over this same time last year, which validates that our products are now recognized by departments in all jurisdictions as an effective solution for subduing a combative assailant,” said Smith.

“In addition to our sales growth, we are also pleased with the improvement in our gross margins and net income figures for the first half of the year. As previously discussed, we have targeted significant investments in the areas of research and development and marketing promotions. We feel that although these costs will cause a short term reduction in profitability, they will assist in establishing our Company as the dominant supplier of electro muscular disruption (EMD) weapon systems world wide. During our second quarter, gross margins as a percentage of sales improved by 3.3% to 59.2% , compared to the 55.9% reported at the same time last year, and year-to-date gross margins improved 0.5% to 56.5%. We attribute this improvement to controls on fixed costs within the manufacturing operations, and improved labor and material efficiencies for the period,” said Smith.

Smith continued by stating “as a result of the improved gross margins, coupled with controls on administrative spending, net income also increased during the second quarter of 2003. For the three months ended June 30, 2003, net income increased by $266,000 to $347,000 as compared to the $81,000 reported at the same time last year. Year-to-date net income has increased $366,000 to $576,000 from the $210,000 reported for the six month period ending June 30, 2002.”

“Along with the achievement of financial milestones,” Smith stated “the second quarter also marked the completion of a key acquisition for the organization. On June 26, 2003, the Company acquired the assets of Taser Technologies Inc. and Electronic Medical Laboratory Inc. (dba Tasertron), who was our only significant competitor in the law enforcement market space. This purchase provided us with clear title to the TASER Trademark, and a number of patents, eliminated litigation and market confusion, and enabled us to enter into a teaming relationship with General Dynamics.”

About TASER International, Inc.

TASER International, Inc. (NASDAQ: TASR) provides advanced less-lethal weapons for use in the law enforcement, private security and personal defense markets. Our flagship ADVANCED TASER® product has reduced officer injuries by over 80% in the Orange County (FL) Sheriff’s Office, and reduced suspect injuries by over 72% in the Phoenix (AZ) Police Department. The ADVANCED TASER is saving lives, reducing liability and creating safer jobs in over 2,766 law enforcement agencies worldwide. Call 1-800-978-2737 or visit our website at www.TASER.com to learn more about the new standard in less-lethal weapons.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change and new product introductions, technology implementations and manufacturing processes, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, dependence upon sole and limnited source suppliers and fluctuations in component pricing, executiion risks with new technology dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

For further information, please contact Phillips Smith, Chairman of TASER International, Inc., at 1-800-978-2737, extension 2005.

TASER International Inc.
Statements of Income
(Unaudited)

	Three Months Ended
	June 30,

	2003	2002

Sales
Product sales	$4,184,018	$2,689,582
Grant proceeds from the Office of Naval Research	—	46,258

Net sales	$4,184,018	$2,735,840
Cost of products sold:
Direct manufacturing expense	1,271,098	877,078
Indirect manufacturing expense	436,820	304,623
Grant expenditures	653	23,916

Total cost of products sold	1,708,571	1,205,617

Gross margin	2,475,447	1,530,223
Sales, general and administrative	1,675,364	1,390,589
Research and development	223,055	9,983

Income from operations	577,028	129,651
Interest income	7,475	13,901
Interest expense	1,799	5,431
Other income (expense)	(3,567)	(462)

Income before income taxes	579,137	137,659
Income tax	232,078	57,063

Net Income	$347,059	$80,596

Income per share:
Basic	$0.12	$0.03
Diluted	$0.10	$0.02
Weighted average number of common and common equivalent shares outstanding:
Basic	2,828,363	2,799,688
Diluted	3,570,811	3,862,080

TASER International Inc.
Statements of Income
(Unaudited)

	Six Months Ended
	June 30,

	2003	2002

Sales:
Products sales	$7,575,384	$5,056,453
Grant proceeds from the Office of Naval Research	10,266	46,258

Net Sales	7,585,650	5,102,711
Cost of products sold:
Direct manufacturing expense	2,313,671	1,676,262
Indirect manufacturing expense	975,658	544,615
Grant expenditures	11,714	23,916

Total cost of products sold	3,301,043	2,244,793

Gross margin	4,284,607	2,857,918
Sales, general and administrative	3,004,771	2,456,543
Research and development	299,001	51,450

Income from operations	980,835	349,925
Interest income	15,832	32,653
Interest expense	4,953	24,524
Other income (expense)	(5,503)	(534)

Income before income taxes	986,211	357,520
Income tax	410,134	147,218

Net Income	$576,077	$210,302
Income per share:
Basic	$0.20	$0.08
Diluted	$0.16	$0.05
Weighted average number of common and common equivalent shares outstanding:
Basic	2,812,300	2,786,205
Diluted	3,554,747	3,848,598

TASER International Inc.
Balance Sheets

	(Unaudited)
	June 30, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$2,683,193	$3,576,937
Accounts receivable, net	2,038,677	888,142
Inventory, net	2,057,020	2,334,809
Prepaids and other assets	170,299	113,749
Deferred income tax asset	198,124	227,631

Total current assets	7,147,313	7,141,268
Property and equipment, net	865,032	661,374
Intangible assets, net	1,076,308	101,571

Total assets	$9,088,653	$7,904,213
Liabilities and stockholders’ equity:
Current portion of capital lease obligations	34,536	37,418
Bank revolving line of credit	—	385,000
Note payable	500,000	—
Accounts payable and accrued liabilities	1,728,913	1,367,159
Customer deposits	93,758	14,728

Total current liabilities	2,357,207	1,804,305
Capital lease obligations, net of current portion	396	15,486
Deferred income tax liability	50,007	69,821

Total liabilities	2,407,610	1,889,612
Stockholders’ equity:
Common stock	29	28
Additional paid in capital	5,381,005	5,290,641
Retained earnings	1,300,009	723,932

Total stockholders’ equity	6,681,043	6,014,601

Total liabilities and stockholders’ equity	$9,088,653	$7,904,213

TASER International Inc.
Selected Cash Flows Information

	(Unaudited)
	June 30, 2003	June 30, 2002

Net Income	$576,077	$210,302
Depreciation & Amortization	173,728	116,595
Net cash provided by (used in) operating activities	347,413	(852,292)
Net cash used in investing activities	(1,367,996)	(29,370)
Net cash provided by (used in) financing activities	126,839	(1,197,291)
Ending Cash Balance	$2,683,193	$3,557,147

TASER International Inc.
Key Operating Ratios

Description	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003

Working Capital	$5.5 Million	$5.4 Million	$5.4 Million	$5.5 Million	$4.8 Million
Current Ratio	5.32	5.76	3.96	4.97	3.03
Profit Margin (Loss)	2.95%	(3.58%)	2.4%	6.7%	8.29%
Sales	$2.7 Million	$1.9 Million	$2.8 Million	$3.4 Million	$4.2 Million
Quarterly Sales per Employee	$39,300	$27,900	$38,600	$44,200	$52,300
Number of Employees	68	69	73	77	80

For further information contact Phil Smith, Chairman at Phil@TASER.com or call 800-978-2737 ext. 2005. Visit the company’s web-site at www.TASER.com for facts and video.